Exhibit 99.1

A. H. Belo Corporation Announces Retirement of Jim Moroney,

Chairman, President and Chief Executive Officer; Robert W. Decherd to Succeed Moroney

Dallas – April 17, 2018-- A. H. Belo Corporation (NYSE:AHC) announced today that Jim Moroney, chairman, president and Chief Executive Officer of A. H. Belo Corporation, plans to retire effective with the May meeting of the Board of Directors. Moroney will continue serving as a director and will assume the title of Publisher Emeritus of The Dallas Morning News, where he served as  publisher and Chief Executive Officer from 2001 until March 2018.

Robert W. Decherd will succeed Moroney as chairman, president and Chief  Executive Officer.  Decherd previously served as chairman and Chief Executive Officer of A. H. Belo and Belo Corp. from 1987–2013. Decherd has remained a director over the five years since Moroney became the Company’s Chief Executive Officer.

Tyree B. Miller, Lead Director of A. H. Belo, said, “The Board is enormously grateful to Jim for leading the Company through a period of unprecedented change in the newspaper and media industries. His intense focus on A. H. Belo’s journalistic mission and his deft handling of the Company’s business portfolio have put A. H. Belo in a position only a few U.S. newspaper companies can claim today. We thank him and welcome Robert back to the leadership role he ably fulfilled for many years.”

Moroney added, “When I became CEO in 2013, I told the Board I would commit to four years. It’s now been almost five years and I asked Ty to form a transition committee which worked diligently during the past year to design the organization we now have in place. I feel very good about where we are as a company.”  The Board’s transition committee was composed of Miller, director John P. Puerner, who preceded Miller as Lead Director, Moroney and Decherd.

Moroney continued, “Besides continuing to transform the Company’s business model, I wanted to hire a new editor, a new publisher and play a role in hiring a new editor of the editorial board. All of that was accomplished by early March of this year and so now, closing in on five years, it’s time for me to look to other endeavors.

It has been the privilege of my professional life to serve as publisher of The Dallas Morning News.”

During Moroney’s tenure at The Dallas Morning News, the newspaper won three Pulitzer Prizes, in 2004, 2006 and 2010, and was a finalist on several other occasions. Its work on long-term news and editorial series, especially the divide between the city’s affluent and underserved areas, resulted in significant actions by local government. A multi-year editorial campaign culminated with the Texas legislature requiring its members to record their votes for the first time in state’s history. The Dallas Morning News’ progressive work in digital content has earned widespread acclaim in the industry and generally.

During the past five years, A. H. Belo has invested in digital marketing services businesses, disposed of numerous non-core assets, greatly strengthened the two pension plans sponsored by the Company, and most recently, re-located its headquarters and The Dallas Morning News to a renovated historic building in downtown Dallas.

Moroney plans to continue working from time-to-time with various organizations in the newspaper business and elsewhere to pursue his long-standing interest in digital journalism. He is generally considered to be one of the industry’s leaders in transforming a newspaper’s legacy business to a more digitally-driven business and in diversifying its sources of revenue.

In the new organization, Decherd’s direct reports will be Grant Moise, president and publisher of The Dallas Morning News, Tim Storer, president of Belo + Company, Chief Financial Officer Katy Murray, General Counsel Chris Larkin, and Chief People Officer Julie Hoagland.

Decherd said, “It’s exciting to serve again as A. H. Belo’s Chief Executive Officer. We are in the enviable position of being able to conceive and implement initiatives that reinforce shareholder value while upholding the Company’s long-standing commitment to local journalism, editorial leadership, and far-reaching news projects. A. H. Belo has great people, strong conviction, and a durable financial structure.”

About A. H. Belo Corporation

A. H. Belo Corporation is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

Contacts

A. H. Belo Corporation

Katy Murray

SVP/CFO

invest@ahbelo.com